Exhibit 3.290

CERTIFICATE OF MERGER OF
A DOMESTIC LIMITED LIABILITY COMPANY INTO
A DOMESTIC CORPORATION

Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law and Title 6, Section 18-209 of the Delaware Limited Liability Company Act, the undersigned corporation executed the following Certificate of Merger:

1.        The name of the surviving corporation is T-Mobile USA, Inc., a Delaware corporation, and the name of the limited liability company being merged into this surviving corporation is MetroPCS Networks, LLC.

2.        The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by the surviving corporation and the merging limited liability company.

3.        The name of the surviving corporation is T-Mobile USA, Inc.

4.        The merger is to be effective upon filing with the Delaware Secretary of State.

5.        The Agreement and Plan of Merger is on file at 12920 SE 38th Street, Bellevue, Washington, 98006, the place of business of the surviving corporation.

6.        A copy of the Agreement and Plan of Merger will be furnished by the corporation on request, without cost, to any stockholder of any constituent corporation or member of any constituent limited liability company.

7.        The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by an authorized officer on September 11, 2014.

T-MOBILE USA, INC., Surviving Corporation

By	s/ David A. Miller
David A. Miller, Executive Vice President,
General Counsel and Secretary